Exhibit 99.1

                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008


FOR IMMEDIATE RELEASE                             CONTACT: PATHMARK STORES, INC.
                                                                   HARVEY GUTMAN
                                                                  (732) 499-4327

                                                      THE YUCAIPA COMPANIES, LLC
                                                                  FRANK QUINTERO
                                                                  (310) 228-2895

                        YUCAIPA TO INVEST $150 MILLION IN
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                 PATHMARK STORES, INC. COMMON STOCK AND WARRANTS

            New Equity Will Enhance Pathmark's Financial Flexibility
                        And Increase Growth Opportunities

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Carteret, New Jersey, March 24, 2005 - Pathmark Stores, Inc. (Nasdaq: PTMK) and
The Yucaipa Companies, LLC, a Los Angeles based private equity firm founded by Ron Burkle, jointly announced the execution of a definitive agreement under which Yucaipa will invest $150 million in Pathmark. Pathmark will use the proceeds from the transaction to upgrade its existing store base and open additional stores, positioning the company for improved top line growth and profitability. Yucaipa has also executed a 5-year management agreement with Pathmark to provide consulting services following the closing on corporate strategy, marketing, operations, finance and retail development.

"This transaction, which represents the culmination of the Board of Directors' decision late last year to evaluate strategic alternatives for building shareholder value, represents an exciting opportunity for Pathmark to partner with one of the most successful investors in the supermarket industry, improve our financial flexibility, and increase the level of investment in our stores," said James L. Moody, Pathmark's Non-Executive Chairman. "We believe Yucaipa's financial and managerial contributions to Pathmark have tremendous potential to unlock shareholder value. We look forward to working with Ron to make this a reality."

"I am excited about this transaction," said Ron Burkle of Yucaipa. "We see significant opportunity in the Northeast. Pathmark's prime locations, high store volumes, talented associates and loyal customer base make it a key asset in this market and a viable platform for future consolidation. We believe that a de-levered Pathmark, with increased resources to invest in existing and new stores, will have a significant competitive advantage. With our capital and guidance, and the efforts of Pathmark's 26,000 associates, I am confident that Pathmark will realize its full potential."


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Eileen Scott, CEO of Pathmark, said: "This transaction represents a powerful strategic combination that brings together Pathmark's strong market position and fine associate team with Yucaipa's capital and industry expertise. Overall, we think this is an extremely compelling transaction for our shareholders, customers, and associates. We are excited about working with Ron and the rest of the team at Yucaipa to take full advantage of the opportunities before us."

Under the terms of the agreement, Yucaipa will purchase 20,000,000 newly-issued shares of Pathmark common stock, 10,060,000 Series A warrants, and 15,046,350 Series B warrants. The shares will represent approximately 40% of Pathmark's outstanding common stock. The Series A warrants have an exercise price of $8.50 per share and a three-year term. The Series B warrants have an exercise price of $15.00 per share and a ten-year term, but will not become exercisable until certain conditions are satisfied. Upon closing, Pathmark's Board of Directors will be comprised of six current or new independent directors and five additional directors nominated by Yucaipa. The independent directors will have the right to nominate their successors.

The transaction, which was unanimously approved by Pathmark's Board of Directors, is subject to customary closing conditions and approval by Pathmark's stockholders. The transaction is expected to close this summer. Pathmark was advised by, and received a fairness opinion from, Dresdner Kleinwort Wasserstein Securities LLC.

Pathmark and Yucaipa will conduct a conference call at 10:00 a.m. EST on March 28, 2005. The call may be accessed via a simultaneous webcast by visiting www.calleci.com.

About Pathmark and Yucaipa

Pathmark is a regional supermarket chain currently operating 142 supermarkets primarily in the New York - New Jersey and Philadelphia metropolitan areas. Pathmark's stores average 52,300 square feet in size and include 130 in-store full service pharmacies and a wide array of financial services offered by 83 in-store banks. According to the 2004 Metro Market Guide, Pathmark achieved a number one or number two-market share in eight of its nine major metro markets. Additional information about Pathmark may be found at its website, www.pathmark.com.

Founded in 1986, The Yucaipa Companies has completed mergers and acquisitions valued at more than $30 billion. Yucaipa is widely recognized as a leader in acquisitions, mergers and management of large retail and distribution entities. As a hands-on investor, the company works with management to strategically reposition businesses and implement operational improvement, resulting in value creation for investors. Specific investments by Yucaipa in the Supermarket sector have included Food4Less, Dominick's, Ralphs Grocery Co., Smith Food and Drug, and Fred Meyer.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements relate to future investment, competitive advantages earnings and the closing of the transaction and are indicated by words or phrases such as "estimated", "expected" and similar words and phrases. These estimates are based on Pathmark's current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary significantly from those included in or contemplated or implied by such statements. Please refer to Pathmark's reports and filings


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with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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Important Information

In connection with the proposed transaction, Pathmark Stores, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Pathmark Stores, Inc. at the Securities and Exchange Commission's website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from Pathmark Stores, Inc. by directing such request to Pathmark Stores, Inc., Attention: Marc Strassler, Senior Vice President, General Counsel and Secretary, 200 Milik Street, Carteret, New Jersey 07008, Telephone: (732) 499-3000.

Pathmark Stores, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of Pathmark Stores, Inc.'s participants in the solicitation will be set forth in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.


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